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EXHIBIT 21

SUBSIDIARIES OF REGISTRANT


Name                                                 Percentage of Shares Owned

Tri City National Bank                                  100.0%
(National Banking Association)

Tri City Capital Corporation                            100.0%(1)
(Nevada Corporation)

Title Service of Southeast Wisconsin, Inc.              100.0%(1)
(Wisconsin Corporation)


(1) Owned by Tri City National Bank